EXHIBIT 99.1


                VaxGen Raises $20 Million to Prepare AIDS Vaccine
                      for Potential Commercial Introduction

     Brisbane, Calif. -- May 24, 2001 -- VaxGen, Inc. (Nasdaq: VXGN) announced today that it has raised $20 million through a private placement of convertible preferred stock from The Palladin Group L.P. and other investors. The funds will be used in part to help the company prepare its HIV/AIDS vaccine for large-scale production if it proves successful in ongoing Phase III clinical trials. UBS Warburg L.L.C. acted as the exclusive placement agent for the transaction.

     "With our Phase III trials well underway, our focus is now widening to include planning for the successful commercialization of our vaccine if it proves effective," said Donald P. Francis, M.D., D.Sc., VaxGen's president. "The proceeds from this financing will help us build-out our laboratory and prepare the vaccine so it can be made in larger quantities and at lower costs. This work is central to our plan to make AIDSVAX available as soon as possible, assuming it receives regulatory approval."

     The proceeds from the financing also will be used to explore the use of new adjuvants in second-generation vaccines and for general corporate purposes.

     Private Placement Details

     The funds were raised through the sale of 20,000 VaxGen Series A 6% Cumulative Convertible Preferred Stock to a group of institutional investors led by the Halifax Fund L.P., which is managed by the Palladin Group, with additional participation by Societe Generale and Velocity Investment Partners Ltd. The Palladin Group is advised by Tanager Capital Group L.L.C.

     The Preferred Stock is convertible into VaxGen common stock at $23.22 per share. The conversion price represents a 15% premium to $20.19 per share, the 10-day average closing price

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for VaxGen's common stock as of May 18, 2001. The Preferred Stock includes dividends paid semi-annually in cash or in common stock at VaxGen's option. Investors also received warrants to purchase additional shares of VaxGen at an exercise price of $25.24, a 25% premium to $20.19.

     Neither the preferred stock nor the warrants have been or will be registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act or applicable exemption from the registration requirements of such act.

     As part of the financing, VaxGen agreed to file a registration statement Form S-3 covering the resale of shares of VaxGen's common stock issuable upon conversion of the preferred stock and upon exercise of the warrants.

     About VaxGen

     VaxGen is the only company with preventive HIV vaccines in Phase III trials, the final stage before regulatory approval can be sought. The company is conducting two Phase III trials, one in North America and Europe and another in Thailand. An interim analysis of the trial in North America and Europe is scheduled for November 2001. If the analysis yields sufficient statistical evidence to show that AIDSVAX is effective, VaxGen will halt the trial and begin the process of applying for regulatory approval. If the analysis is inconclusive, VaxGen will proceed as planned and complete the trial at the end of 2002, at which point the trial will have gained additional statistical power. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at www.vaxgen.com. AIDSVAX(R) is a registered trademark of VaxGen.


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About Tanager Capital Group L.L.C.

Tanager Capital Group is a relationship-oriented investment bank that provides investment banking services to growth-oriented companies. Additional information about Tanager can be found at www.tanagercapital.com.


Contacts:  Lance Ignon
           VaxGen
           (650) 624-1016

           Steven Weiner
           Tanager Capital Group
           (973) 313-6478

Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause VaxGen's actual results to be materially different from historical results, expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the progress, costs and results of the company's Phase III clinical trials, the progress of other internal research and development projects, the establishment of collaborative arrangements with governmental agencies, the availability of manufacturing capacity, the receipt of research grants and the timing of certain expenses. In addition, there can be no assurance that the FDA will approve the AIDSVAX manufacturing process or that manufacturing of AIDSVAX can be conducted on a commercial scale at sustainable costs, if at all. There can be no assurances that we will be successful in using new vaccine adjuvants. We cannot be certain that our existing capital resources, together with the proceeds from the sale of our preferred common stock and warrants, will be sufficient to support our current and planned operations or research and development efforts through commercialization of AIDSVAX. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, for a more detailed description of such factors discussed in the "Factors Affecting Future Results" and "Business" sections. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.

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